News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
FIRST QUARTER 2013 RESULTS

●	Full year 2013 guidance increased to $1.55 per diluted share
●	Earnings per diluted share for first quarter 2013 of $0.64, up from $0.39 in first quarter of 2012
●	Operating income doubles from 2012, increasing by $34 million
●	Quarterly premium revenues of $1.5 billion, up 17% over 2012

Long Beach, California (April 25, 2013) – Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the quarter ended March 31, 2013.

Net income for the first quarter of 2013 was $29.9 million, or $0.64 per diluted share, compared with net income of $18.1 million, or $0.39 per diluted share, for the quarter ended March 31, 2012.

“This was a strong quarter,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “More importantly, we continue to lay the foundation for even greater success in the future. During the first quarter, we solidified the progress we had made during the second half of 2012, we strengthened our capital position, and we continued to prepare for the opportunities and challenges of the next few years. I thank our employees, our state partners and our providers for their continued commitment to providing health care to those most in need.”

Overview of Financial Results

First Quarter 2013 Compared with First Quarter 2012

The Company’s financial performance in the first quarter of 2013 improved substantially over the first quarter of 2012. Among the key developments affecting first quarter 2013 performance were the following:

●
The recognition of approximately $21 million of premium rate changes at the California health plan. Approximately $19 million of the premium revenue related to 2012 and 2011. Net of related expenses, the rate increases resulted in an increase of approximately $19 million to pretax income; $18 million (approximately $0.24 per diluted share) of which related to 2012 and 2011. The adjustment to premium rates resulted from the receipt of new rate sheets from the state of California that restored the rates that had existed prior to the cuts that had been taken effective July 1, 2011, and a modest increase to rates for the Company’s aged, blind, or disabled, or ABD, membership retroactive to July 1, 2011. The new premium rates are expected to increase premium revenue at the California health plan going forward by approximately $400,000 per month;

●
The recognition of approximately $6 million (approximately $0.08 per diluted share) of performance revenue at the Texas health plan related to 2012. The Texas health plan recently received notice from the Texas Department of Health and Human Services that a specific measure is being removed from the calculation of performance revenue for all contracted health plans for 2012. As of December 31, 2012, the Texas health plan had not recognized approximately $6 million of revenue related to this performance measure;

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MOH Reports First Quarter 2013 Results

April 25, 2013

●	Flat inpatient utilization compared with the first quarter of 2012;

●	Improved performance at the Florida, Texas, Ohio and Wisconsin health plans; and

●
The immediate recognition in interest expense of approximately $6 million (approximately $0.08 per diluted share) of debt issuance fees related to the Company’s issuance of $550 million of 1.125% cash convertible senior notes (the 1.125% Notes) in February 2013. The remainder of the fees associated with that issuance will be expensed over the seven-year life of the 1.125% Notes.

Health Plans Segment Results

Premium Revenue

Premium revenue for the first quarter of 2013 increased 16.7% over the first quarter of 2012, primarily due to a shift in member mix to populations generating higher premium revenue per member per month (PMPM). Medicare premium revenue was $118.4 million for the first quarter of 2013 compared with $109.8 million for the first quarter of 2012.

Growth in the Company’s ABD membership in Washington and California led to higher premium revenue PMPM in 2013. ABD membership, as a percent of total membership, has increased approximately 10% year over year. Premium revenue PMPM also increased in the first quarter of 2013 as a result of the inclusion of revenue for pharmacy benefits for the Utah health plan effective January 1, 2013, and as a result of the inclusion of revenue for inpatient facility and pharmacy benefits across all of the Texas health plan’s membership effective March 1, 2012.

Medical Care Costs

Medical care costs increased in the first quarter of 2013 primarily due to the same shifts in member mix and the benefit expansions that led to increased premium revenue, particularly in California, Texas and Washington. The Company’s consolidated medical care ratio, however, decreased to 86.1% in the first quarter of 2013, from 88.1% in the first quarter of 2012. Retroactive rate increases for the California health plan and increased margins at the Texas health plan were the primary drivers of the lower medical care ratio in the first quarter of 2013. Stable inpatient utilization and lower pharmacy unit costs also contributed to the lower medical care ratio in the first quarter of 2013.

Texas Health Plan Update

The Company has previously reported on the financial challenges faced by its Texas health plan. Although first quarter results show considerable improvement over the results reported for the first quarter of 2012, management cautions investors regarding the following points:

●
The first quarters of 2013 and 2012 are not meaningfully comparable. The state of Texas expanded Medicaid managed care into new regions effective March 1, 2012. Additionally, the state extended inpatient facility and pharmacy benefits into Medicaid managed care on that date. The result of these actions was to dramatically increase the Texas health plan’s revenue and medical costs between the first quarters of 2012 and 2013.

●	The Texas health plan received a 4% rate increase (adding about $4 million to monthly revenue) effective September 1, 2012.

●
Certain out-of-period adjustments artificially lowered the medical care ratio for the Texas health plan in the first quarter of 2013. Absent the previously described $6 million out-of-period benefit related to 2012 performance revenue and a $13.5 million benefit from favorable development of the claims liability established for the health plan at December 31, 2012, the Texas health plan’s medical care ratio for the first quarter of 2013 would have been approximately 86.6% rather than the reported medical care ratio of 80.9%.

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MOH Reports First Quarter 2013 Results

April 25, 2013

●
While management continues to work to improve the financial performance of the Texas health plan, management also believes that increased payments to certain providers are necessary. Specifically, the health plan intends to increase provider reimbursement for personal attendant services and day activity and health services effective July 1, 2013. The Company anticipates that this increase in provider payments alone will add approximately $10 million to medical expense in the second half of 2013.

Cash Flow

Cash provided by operating activities was $20.1 million for the three months ended March 31, 2013, compared with $50.6 million for the three months ended March 31, 2012. The decrease in cash provided by operating activities was primarily due to the changes in deferred revenue and medical claims and benefits payable, partially offset by the change in accounts receivable. Deferred revenue and medical claims and benefits payable were a use of operating cash amounting to $9.4 million in the aggregate in the three months ended March 31, 2013, compared with a source of operating cash amounting to $97.9 million in the aggregate in the same period in 2012. Accounts receivable was a use of operating cash amounting to $0.6 million in the three months ended March 31, 2013, compared with $54.4 million in same period in 2012.

Cash provided by financing activities for the three months ended March 31, 2013, was $374.8 million compared with $16.0 million for the three months ended March 31, 2012, an increase of $358.8 million. The significant increase was primarily due to $538.0 million in proceeds the Company received from its offering of 1.125% Notes and $75.1 million from the sale of warrants, partially offset by $149.3 million paid for the purchased call option relating to the 1.125% Notes, $50.0 million paid for repurchases of common stock, and $40.0 million used to repay the Company’s Credit Facility.

At March 31, 2013, the Company had cash and investments of $1.6 billion, and the parent company had cash and investments of $450.5 million.

Reconciliation of Non-GAAP (1) to GAAP Financial Measures

EBITDA (2)
	Three Months Ended March 31,
	2013	2012
	(In thousands)
Net income	$29,915	$18,089
Add back:
Depreciation and amortization reported in the consolidated statements of cash flows	21,799	18,339
Interest expense	13,037	4,298
Income tax expense	24,270	11,033
EBITDA	$89,021	$51,759
____________
(1)	GAAP stands for U.S. generally accepted accounting principles.
(2)
EBITDA is not prepared in conformity with GAAP because it excludes depreciation and amortization, as well as interest expense and income tax expense. This non-GAAP financial measure should not be considered as an alternative to the GAAP measures of net income, operating income, operating margin, or cash provided by operating activities, nor should EBITDA be considered in isolation from these GAAP measures of operating performance. Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods. For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in the Company’s industry.

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MOH Reports First Quarter 2013 Results

April 25, 2013

Earnings Per Share Guidance

The Company is revising its previously issued guidance of $1.45 to reflect updated anticipated earnings per diluted share of $1.55 for fiscal year 2013. Core operations are performing better than previously anticipated. For all of 2013, the Company believes that the improved performance of its core operations will be partially offset by the following incremental expenses.

●
The Company expects to increase payments to certain providers of personal attendant services and day activity and health services in Texas, effective July 1, 2013. The Company expects that this action will increase expense during the second half of 2013 by approximately $10 million.

●
In March 2013, the Company adopted a performance-based equity compensation program that is expected to increase previously anticipated equity compensation expense for all of 2013 by approximately $13 million. The Company believes that performance-based equity grants align compensation with the long-term interest of investors.

The Company notes that its revised guidance, like its previously issued guidance, does not include certain administrative costs to be incurred in 2013 related to growth in membership that the Company expects to occur in 2014.  Guidance excludes such costs because the Company still lacks visibility into the size of that membership and the timing of its expected transition into the Company’s health plans.

The Company also notes that the extrapolation of its first quarter 2013 results to the full year of 2013 is inappropriate. As noted above, first quarter results benefited from the retroactive adjustment of California premium rates. Furthermore, the incremental expense noted above for Texas provider compensation, equity compensation, and the costs associated with new membership effective in 2014 were not fully reflected in first quarter results.

Conference Call

The Company’s management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern time on Thursday, April 25, 2013. The number to call for the interactive teleconference is (212) 231-2932. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, April 25, 2013, through 6:00 p.m. on Friday, April 26, 2013, by dialing (800) 633-8284 and entering confirmation number 21653764. A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. The Company’s licensed health plans in California, Florida, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.8 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

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MOH Reports First Quarter 2013 Results

April 25, 2013

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties, including, without limitation, risk factors related to the following:

●
uncertainties associated with the implementation of the Affordable Care Act, including the impact of the health insurance industry excise tax, the expansion of Medicaid eligibility in participating states to previously uninsured populations unfamiliar with managed care, the implementation of state insurance exchanges currently expected to become operational by October 1, 2013, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures, including the duals demonstration programs in California, Ohio, Michigan, and Texas;

●	the success of our medical cost containment initiatives in Texas, and other risks associated with the expansion of our Texas health plan’s service areas in 2012;
●
significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;

●	management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations and our accruals for incurred but not reported medical costs;
●
the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to increase our revenues consistent with our expectations;

●	accurate estimation of incurred but not reported medical costs across our health plans;
●	risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees, including duals;
●	retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
●	continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
●	government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
●	changes with respect to our provider contracts and the loss of providers;
●
the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;

●	interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
●	approval by state regulators of dividends and distributions by our health plan subsidiaries;
●	changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
●	high dollar claims related to catastrophic illness;
●
the favorable resolution of litigation, arbitration, or administrative proceedings, including our pending litigation against the state of California related to rates paid to our California plan in earlier years that were not actuarially sound;

●	recognition of revenue retroactive to July 1, 2011, related to the reversal of rate cuts enacted under California Assembly Bill 97 and a rate increase for seniors and persons with disabilities;
●	restrictions and covenants in any future credit facility;
●	the relatively small number of states in which we operate health plans;
●
the availability of adequate financing to fund and capitalize our expansion and growth activities and to meet our liquidity needs, including the interest expense and other costs associated with such financing;

●	a state’s failure to renew its federal Medicaid waiver;
●	inadvertent unauthorized disclosure of protected health information;
●	changes generally affecting the managed care or Medicaid management information systems industries;
●	increases in government surcharges, taxes, and assessments;
●	changes in general economic conditions, including unemployment rates; and
●	increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of April 25, 2013, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

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MOH Reports First Quarter 2013 Results

April 25, 2013
MOLINA HEALTHCARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2013	2012
	(Amounts in thousands, except net income per share)
Revenue:
Premium revenue	$1,497,608	$1,283,220
Premium tax	37,000	42,186
Service revenue	49,756	42,205
Investment income	1,529	1,717
Rental and other income	4,694	4,259
Total revenue	1,590,587	1,373,587
Expenses:
Medical care costs	1,288,754	1,130,988
Cost of service revenue	39,770	30,494
General and administrative expenses	141,407	121,474
Premium tax expenses	37,000	42,186
Depreciation and amortization	16,565	15,025
Total expenses	1,523,496	1,340,167
Operating income	67,091	33,420
Other expenses (income):
Interest expense	13,037	4,298
Other income	(131)	–
Total other expenses	12,906	4,298
Income before income taxes	54,185	29,122
Income tax expense	24,270	11,033
Net income	$29,915	$18,089

Net income per share:
Basic	$0.65	$0.39
Diluted	$0.64	$0.39
Weighted average shares outstanding:
Basic	45,981	45,998
Diluted	46,443	46,887

Operating Statistics:
Medical care ratio (1)	86.1%	88.1%
Service revenue ratio (2)	79.9%	72.3%
General and administrative expense ratio (3)	8.9%	8.8%
Premium tax ratio (1)	2.4%	3.2%
Effective tax rate	44.8%	37.9%
____________
(1)	Medical care ratio represents medical care costs as a percentage of premium revenue, net of premium taxes; premium tax ratio represents premium taxes as a percentage of premium revenue.
(2)	Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(3)	Computed as a percentage of total revenue.

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2013	Dec. 31, 2012
	(Amounts in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,169,511	$795,770
Investments	341,946	342,845
Receivables	150,251	149,682
Deferred income taxes	25,753	32,443
Prepaid expenses and other current assets	39,577	28,386
Total current assets	1,727,038	1,349,126
Property, equipment, and capitalized software, net	237,735	221,443
Deferred contract costs	53,813	58,313
Intangible assets, net	72,864	77,711
Goodwill and indefinite-lived intangible assets	151,088	151,088
Auction rate securities	13,600	13,419
Restricted investments	55,117	44,101
Derivative asset	147,385	–
Other assets	29,449	19,621
	$2,488,089	$1,934,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$491,145	$494,530
Accounts payable and accrued liabilities	159,986	184,034
Deferred revenue	135,804	141,798
Income taxes payable	14,944	6,520
Current maturities of long-term debt	1,167	1,155
Total current liabilities	803,046	828,037
Long-term debt	642,005	261,784
Deferred income taxes	31,353	37,900
Derivative liabilities	223,647	1,307
Other long-term liabilities	23,839	23,480
Total liabilities	1,723,890	1,152,508
Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized; outstanding: 45,415 shares at March 31, 2013 and 46,762 shares at December 31, 2012	45	47
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	234,236	285,524
Accumulated other comprehensive loss	(197)	(457)
Treasury stock, at cost; 111 shares at December 31, 2012	–	(3,000)
Retained earnings	530,115	500,200
Total stockholders’ equity	764,199	782,314
	$2,488,089	$1,934,822

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2013	2012
	(Amounts in thousands)
Operating activities:
Net income	$29,915	$18,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,799	18,339
Deferred income taxes	(16)	8,263
Stock-based compensation	4,421	4,666
Gain on sale of subsidiary	–	(1,747)
Non-cash interest on convertible senior notes	3,723	1,443
Change in fair value of derivatives	(119)	–
Amortization of premium/discount on investments	1,502	1,850
Amortization of deferred financing costs	1,248	258
Tax deficiency from employee stock compensation	(42)	(31)
Changes in operating assets and liabilities:
Receivables	(569)	(54,356)
Prepaid expenses and other current assets	(8,956)	(5,640)
Medical claims and benefits payable	(3,385)	53,357
Accounts payable and accrued liabilities	(31,847)	(34,796)
Deferred revenue	(5,994)	44,543
Income taxes	8,424	(3,663)
Net cash provided by operating activities	20,104	50,575

Investing activities:
Purchases of equipment	(11,167)	(13,505)
Purchases of investments	(76,012)	(88,199)
Sales and maturities of investments	75,647	65,767
Proceeds from sale of subsidiary, net of cash surrendered	–	9,162
Decrease (increase) in deferred contract costs	1,756	(12,993)
Increase in restricted investments	(11,016)	(493)
Change in other noncurrent assets and liabilities	(408)	(2,457)
Net cash used in investing activities	(21,200)	(42,718)

Financing activities:
Proceeds from issuance of 1.125% Notes, net of deferred issuance costs	537,973	–
Purchase of call option relating to 1.125% Notes	(149,331)	–
Proceeds from issuance of warrants	75,074	–
Treasury stock purchases	(50,000)	–
Repayment of amounts borrowed under credit facility	(40,000)	–
Amount borrowed under credit facility	–	10,000
Principal payments on term loan	(291)	(301)
Proceeds from employee stock plans	235	2,748
Excess tax benefits from employee stock compensation	1,177	3,592
Net cash provided by financing activities	374,837	16,039
Net increase in cash and cash equivalents	373,741	23,896
Cash and cash equivalents at beginning of period	795,770	493,827
Cash and cash equivalents at end of period	$1,169,511	$517,723

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and Amortization” in the consolidated statements of income. Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of income as follows:

●	Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and Amortization;”
●	Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service Revenue;” and
●	Depreciation is recorded within the heading “Cost of Service Revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of income, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended March 31,
	2013		2012
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation and amortization of capitalized software	$12,447	0.8%	$9,472	0.7%
Amortization of intangible assets	4,118	0.3	5,553	0.4
Depreciation and amortization reported as such in the consolidated statements of income	16,565	1.1	15,025	1.1
Amortization recorded as reduction of service revenue	729	–	153	–
Amortization of capitalized software recorded as cost of service revenue	4,505	0.3	3,161	0.2
Total	$21,799	1.4%	$18,339	1.3%

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

	March 31, 2013	Dec. 31, 2012	March 31, 2012
Total Ending Membership by Health Plan:
California	332,000	336,000	351,000
Florida	75,000	73,000	69,000
Michigan	217,000	220,000	222,000
Missouri (1)	–	–	81,000
New Mexico	91,000	91,000	89,000
Ohio	242,000	244,000	249,000
Texas	274,000	282,000	280,000
Utah	87,000	87,000	86,000
Washington	416,000	418,000	356,000
Wisconsin	86,000	46,000	42,000
Total	1,820,000	1,797,000	1,825,000

Total Ending Membership by State for the Medicare Advantage Plans:
California	7,700	7,700	6,900
Florida	600	900	800
Michigan	9,200	9,700	8,500
New Mexico	900	900	900
Ohio	300	300	200
Texas	1,900	1,500	800
Utah	7,600	8,200	8,100
Washington	6,100	6,500	5,200
Total	34,300	35,700	31,400

Total Ending Membership by State for the Aged, Blind or Disabled Population:
California	44,600	44,700	37,300
Florida	10,400	10,300	10,500
Michigan	44,000	41,900	38,800
New Mexico	5,800	5,700	5,600
Ohio	28,200	28,200	29,700
Texas	94,200	95,900	109,000
Utah	9,200	9,000	8,700
Washington	31,300	30,000	4,700
Wisconsin	1,600	1,700	1,700
Total	269,300	267,400	246,000
____________
(1)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012.

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Amounts in thousands except per member per month amounts)

	Three Months Ended March 31, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (4)
		Total	PMPM	Total	PMPM
California	1,001	$187,788	$187.55	$159,763	$159.56	85.1%
Florida	223	58,164	260.13	49,404	220.95	84.9
Michigan	652	166,557	255.52	146,748	225.13	88.1
New Mexico	274	84,000	306.97	72,149	263.66	85.9
Ohio	726	268,808	370.44	227,454	313.45	84.6
Texas	832	329,451	395.96	266,449	320.24	80.9
Utah	259	74,956	289.59	65,029	251.24	86.8
Washington	1,250	298,286	238.70	261,397	209.18	87.6
Wisconsin	200	27,124	135.53	23,664	118.24	87.2
Other (2) (3)	–	2,474	–	16,697	–	–
	5,417	$1,497,608	$276.49	$1,288,754	$237.93	86.1%

	Three Months Ended March 31, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (4)
		Total	PMPM	Total	PMPM
California	1,059	$159,376	$150.47	$141,349	$133.45	88.7%
Florida	208	56,183	269.84	49,569	238.07	88.2
Michigan	665	159,866	240.40	134,211	201.82	84.0
Missouri (2)	243	56,613	233.32	53,120	218.93	93.8
New Mexico	266	79,273	298.28	67,111	252.52	84.7
Ohio	746	270,672	363.07	236,701	317.51	87.4
Texas	592	195,039	329.21	180,089	303.97	92.3
Utah	252	75,138	297.59	57,881	229.24	77.0
Washington	1,067	211,794	198.50	181,425	170.04	85.7
Wisconsin	125	17,142	136.97	16,886	134.92	98.5
Other (3)	–	2,124	–	12,646	–	–
	5,223	$1,283,220	$245.67	$1,130,988	$216.53	88.1%
____________

(1)	A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2)	The Company’s contract with the state of Missouri expired without renewal on June 30, 2012. The Missouri health plan’s claims run-out activity subsequent to June 30, 2012, is reported in “Other.”
(3)	“Other” medical care costs also include medically related administrative costs at the parent company.
(4)	The MCR represents medical costs as a percentage of premium revenues, where premium revenue is reduced by premium tax expense.

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MOH Reports First Quarter 2013 Results

April 25, 2013

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended March 31,
	2013			2012
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee-for-service	$867,648	$160.18	67.3%	$777,267	$148.81	68.7%
Pharmacy	231,838	42.80	18.0	173,237	33.17	15.3
Capitation	140,324	25.91	10.9	136,038	26.04	12.0
Other	48,944	9.04	3.8	44,446	8.51	4.0
Total	$1,288,754	$237.93	100.0%	$1,130,988	$216.53	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	March 31, 2013	Dec. 31, 2012	March 31, 2012
Fee-for-service claims incurred but not paid (IBNP)	$378,926	$377,614	$347,307
Capitation payable	45,048	49,066	37,289
Pharmacy	39,495	38,992	38,443
Other	27,676	28,858	32,794
	$491,145	$494,530	$455,833

-MORE-

MOH Reports First Quarter 2013 Results

April 25, 2013
MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were (more) or less than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Three Months Ended March 31,		Year Ended Dec. 31,
	2013	2012	2012
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$494,530	$402,476	$402,476
Components of medical care costs related to:
Current period	1,347,181	1,167,580	5,136,055
Prior periods	(58,427)	(36,592)	(39,295)
Total medical care costs	1,288,754	1,130,988	5,096,760
Payments for medical care costs related to:
Current period	916,426	750,994	4,649,363
Prior periods	375,713	326,637	355,343
Total paid	1,292,139	1,077,631	5,004,706
Balances at end of period	$491,145	$455,833	$494,530
Benefit from prior period as a percentage of:
Balance at beginning of period	11.8%	9.1%	9.8%
Premium revenue	3.8%	2.8%	0.7%
Total medical care costs	4.5%	3.2%	0.8%

Claims Data:
Days in claims payable, fee-for-service	38	44	40
Number of members at end of period	1,820,000	1,825,000	1,797,000
Number of claims in inventory at end of period	135,400	260,800	122,700
Billed charges of claims in inventory at end of period	$236,700	$403,800	$255,200
Claims in inventory per member at end of period	0.07	0.14	0.07
Billed charges of claims in inventory per member at end of period	$130.05	$221.26	$142.01
Number of claims received during the period	5,271,000	4,855,600	20,842,400
Billed charges of claims received during the period	$5,170,700	$4,337,000	$19,429,300

END